Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 29, 2005 (November 3, 2005 as to the sixth paragraph of Note 17 and as to the effects of the restatement discussed in Note 18) (which report expresses an unqualified opinion and includes explanatory paragraphs stating that (i) such financial statements give retroactive effect to the business combination of Republic Airways Holdings Inc. and Shuttle America Corporation on May 6, 2005, which was accounted for in a manner similar to a pooling of interests as discussed in paragraph two of Note 1 to the consolidated financial statements, (ii) substantially all revenues are derived from code-share agreements with US Airways, Inc., Delta Airlines, Inc., AMR Corp., the parent of American Airlines, Inc. and United Airlines, Inc., as discussed in paragraph eleven of Note 1 to the consolidated financial statements, and (iii) such consolidated financial statements have been restated as discussed in Note 18 to the consolidated financial statements) relating to the consolidated financial statements of Republic Airways Holdings Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 incorporated by reference in Registration Statement No. 333-129869 of Republic Airways Holdings Inc., which was declared effective on December 15, 2005.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana

December 15, 2005